CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated December 21, 2023 relating to the financial statements and financial highlights of Clough Hedged Equity ETF (formerly known as Clough Long/Short Equity ETF) and Clough Select Equity ETF, each a series of Listed Funds Trust, for the year ended October 31, 2023, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 27, 2024